Exhibit 99.1

Fat Projects Acquisition Corp Announces Postponement of General Meeting of
Shareholders Until Friday, January 13, 2023 at 1:00 p.m. EST,

Reduction in Per Share Redemption Price for its Proposed Charter Amendment from $0.0625 per Share to $0.0575 per Share and Reopening of the Period to Submit Class A Ordinary Shares for Redemption Until 11:00 a.m. EST on Friday, January 13, 2023

Singapore – January 12, 2023 — Fat Projects Acquisition Corp (Nasdaq: FATP, FATPU, FATPW) (“FATP”), a special purpose acquisition company, today announced that it has postponed the General Meeting of Shareholders scheduled to occur on January 12, 2023 at 9:30 a.m. EST (the “General Meeting”) until January 13, 2023 at 1:00 p.m. EST.

On December 30, 2022, FATP filed a Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) with respect to the General Meeting to vote on, among other things, a proposal (the “Extension Proposal”) to amend FATP’s Amended and Restated Memorandum and Articles of Association (the “Charter”) to change the procedure by which FATP can extend the deadline to consummate a business combination (an “Extension”) from January 15, 2023 to July 15, 2023 (the “Extension Amendment”) and a proposal (the “Trust Amendment Proposal”) to make corresponding amendments (the “Trust Amendment”) to its Investment Management Trust Agreement dated October 12, 2021 with Continental Stock Transfer and Trust Company. FATP filed a Current Report on Form 8-K on January 6, 2023 announcing an increase in the Extension Price described below from $0.06 per share to $0.0625 per share.

FATP is:

1.	postponing the previously scheduled meeting until 1:00 p.m. EST on Friday, January 13, 2023, to solicit additional redemption notices from its public shareholders;

2.	revising the terms of the Extension Amendment and Trust Amendment to reduce the amount that FATP or its Sponsor (or any of either of their affiliates or designees) must deposit into FATP’s trust account to obtain each 1-month Extension from $0.0625 per share to $0.0575 per share; and

3.	reopening the period during which holders of FATP’s Class A ordinary shares can submit their shares for redemption in connection with the Extension Amendment until 11:00 a.m. EST on Friday, January 13, 2023.

The purpose of an Extension is to allow FATP more time to complete its previously announced business combination with Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares (“Avanseus”). The purpose of the Extension Amendment and the Trust Amendment are to allow FATP to obtain up to six 1-month Extensions at a cost per Extension of $0.0575 for each public share that is not redeemed in connection with the amendments (the “Extension Price”) instead of obtaining up to two 3-month Extensions at a cost of $1,725,000 per Extension.

As of January 10, 2023, FATP had received redemption notices for 6,557,887 of its Class A ordinary shares from its public shareholders. FATP is. Additional redemptions will reduce the cost to obtain 1-month Extensions if FATP’s shareholders approve the Extension Proposal and the Trust Amendment Proposal. If FATP does not receive sufficient redemption notices, it may not be able to fund Extensions and may therefore be forced to dissolve and liquidate and be unable to consummate its previously announced business combination with Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares (“Avanseus”).

As previously reported, FATP and Avanseus entered into a Business Combination Agreement dated August 26, 2022, as amended by a First Amendment to Business Combination Agreement dated October 3, 2022 (collectively, the “Business Combination Agreement”), that provides for a series of transactions, pursuant to which, among other things, Avanseus’ shareholders will exchange all of their outstanding Avanseus shares in consideration for newly issued FATP Class A Ordinary Shares (the “Share Exchange”), subject to the conditions set forth in the Business Combination Agreement, with Avanseus thereby becoming a wholly owned subsidiary of FATP (the Share Exchange and the other transactions contemplated by the Business Combination Agreement, together, the “Business Combination” or the “Proposed Transaction”). In connection with the Business Combination, FATP will change its corporate name to “Avanseus Holdings Corporation” (“New Avanseus”).

Additional Information and Where to Find It

About the Charter Amendment General Meeting and the Extension Amendment and Trust Amendment. On December 30, 2022, FATP filed a definitive Proxy Statement dated December 30, 2022 for the Charter Amendment General Meeting with the SEC (the “Charter Amendment Proxy Statement”). On January 5, 2023, FATP filed a Current Report on Form 8-K announcing an increase in the Extension Price from $0.06 to $0.0625 per share. This document does not contain all the information that should be considered concerning the Charter Amendment General Meeting, the Extension Amendment or the Trust Amendment and is not intended to form the basis of any decision on how to vote on the amendments or on whether FATP’s public shareholders should tender their FATP Class A Ordinary Shares for redemption in connection with the amendments. FATP’s shareholders and other interested persons are advised to read the Charter Amendment Proxy Statement and any amendments thereto, as these materials will contain important information about the Charter Amendment General Meeting, the Extension Amendment and the Trust Amendment.

About the Business Combination. This press release does not contain all the information that should be considered concerning the Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. FATP filed a Registration Statement on Form S-4 with the SEC on October 5, 2022 and an Amendment No. 1 to Registration Statement on Form S-4 on November 25, 2022 with Commission file number 333-267741 (the “Registration Statement”) relating to the Business Combination that includes a proxy statement of FATP and a prospectus of FATP. The Registration Statement has not been declared effective by the SEC. When available, the definitive proxy statement/prospectus and other relevant materials will be sent to all FATP shareholders as of a record date to be established for voting on the Business Combination. FATP’s shareholders and other interested persons are advised to read the preliminary proxy statement/prospectus and the amendments thereto in the Registration Statement and, when available, the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about Avanseus, FATP and the Business Combination. FATP also will file other documents regarding the Business Combination with the SEC. Promptly after the Form S-4 is declared effective by the SEC, FATP intends to mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the business combination and other proposals set forth in the proxy statement/prospectus. Before making any voting decision, investors and securities holders of FATP are urged to carefully read the Registration Statement, the definitive proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the Business Combination as they become available because they will contain important information about FATP, Avanseus and the Business Combination.

Free Copies of FATP SEC Filings. Investors and securities holders will be able to obtain free copies of the Charter Amendment Proxy Statement, the Registration Statement and all other relevant documents filed or that will be filed with the SEC by FATP through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by FATP may be obtained free of charge from FATP’s website at https://fatprojectscorp.com/investor-relations/ or by written request to FATP at Fat Projects Acquisition Corp, 27 Bukit Manis Road, Singapore 099892.

Participants in Solicitation

FATP and Avanseus and their respective directors and officers may be deemed to be participants in the solicitation of proxies from FATP’s shareholders in connection with the Business Combination. Information about FATP’s directors and executive officers and their ownership of FATP’s securities is set forth in FATP’s filings with the SEC, including FATP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on April 28, 2022 and FATP’s Quarterly Reports for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, which were filed with the SEC on May 16, 2022, August 12, 2022 and November 9, 2022, respectively. To the extent that such persons’ holdings of FATP’s securities have changed since the amounts disclosed in FATP’s Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the names and interests in the Business Combination of FATP’s and Avanseus’ respective directors and officers and other persons who may be deemed participants in the Business Combination may be obtained by reading the proxy statement/prospectus contained in the Registration Statement regarding the Business Combination and the definitive proxy statement/prospectus when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the Business Combination between FATP and Avanseus, including statements regarding the benefits of the Business Combination, the anticipated timing of the completion of the Business Combination, the services offered by Avanseus and the markets in which it operates, the expected total addressable market for the services offered by Avanseus, the sufficiency of the net proceeds of the Business Combination to fund Avanseus’ operations and business plan and Avanseus’ projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: (i) the risk that the Business Combination may not be completed in a timely manner or at all; (ii) the risk that the Business Combination may not be completed by FATP’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by FATP; (iii) the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by the shareholders of FATP, the satisfaction of the minimum trust account amount following redemptions by FATP’s public shareholders, the satisfaction of the minimum cash at closing requirement and the receipt of certain governmental and regulatory approvals; (iv) the failure of FATP to raise sufficient funds through the PIPE, (v) the lack of a third-party valuation in determining whether or not to pursue the Business Combination; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; (vii) the effect of the announcement or pendency of the Business Combination on Avanseus’ business relationships, performance, and business generally; (viii) risks that the Business Combination disrupts current plans and operations of Avanseus as a result; (ix) the outcome of any legal proceedings that may be instituted against Avanseus, FATP or others related to the Business Combination Agreement or the Business Combination; (x) the ability to meet Nasdaq listing standards at or following the consummation of the Business Combination; (xi) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by a variety of factors, including changes in the competitive and highly regulated industries in which Avanseus operates, variations in performance across competitors and partners, changes in laws and regulations affecting Avanseus’ business and the ability of Avanseus and the post-combination company to retain its management and key employees; (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination (xiii) the risk that Avanseus may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services; (xiv) the ability to attract new users and retain existing users in order to continue to expand; (xv) Avanseus’ ability to integrate its services with a variety of operating systems, networks and devices; (xvi) the risk that Avanseus will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xvii) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations; (xviii) the risk of product liability or regulatory lawsuits or proceedings relating to Avanseus’ business; (xix) the risk of cyber security or foreign exchange losses; (xx) the risk that Avanseus is unable to secure or protect its intellectual property; (xxi) the effects of COVID-19 or other public health crises on Avanseus’ business and results of operations and the global economy generally; and (xxii) costs related to the Business Combination. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of FATP’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the Registration Statement and proxy statement/prospectus discussed above and other documents filed by FATP from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Avanseus and FATP assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither FATP nor Avanseus gives any assurance that either FATP or Avanseus will achieve its expectations.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of FATP or Avanseus, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or exemptions therefrom.

Contact:

investor@fatprojects.com

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